A.S. Austin Company, Inc – Nightfood Holdings, Inc

Marketing and Media Agreement

This agreement is made and entered into as of 11/3/2017 ("Effective Date") by and between A.S. Austin Company, Inc ("Consultant"), a Nevada corporation, and NightFood Holdings, Inc ("Client"), Ticker Symbol (OTC: NGTF) Client understands that A.S. Austin Company, Inc uses Neovix Inc as a third party placement firm for the Television Commercial production and placement.

RECITALS

WHEREAS, Consultant is a media and sales consulting firm and advertising agency, Consultant will subcontract some or all of the services to partner companies that have specific Cable TV Advertising, online advertising, and streaming media systems for the provision of certain Local, Regional and National advertising time available on Insert-able Broadcast TV, Cable Television Networks and internet video streaming providers, ("Network"), and

WHEREAS, CLIENT desires to purchase advertising time on the Network;

NOW, THEREFORE, in consideration of the premises and of the exchange of mutual Promises, covenants, representations and warranties herein contained, receipt of which are specifically acknowledged by the parties hereto, the parties intending to be bound, do hereby covenant and agree as follows:

Advertising Spots. CLIENT has been provided the list of cable television market areas (DMA's) into which Network will insert advertisements. Network shall provide CLIENT with no less than Ten thousand (l0,000) thirty (30) second commercial spots (the "Spots") to be telecast/inserted on the system codes provided. CONSULTANT will arrange for the insertion of the Spots on the most popular cable television networks available on the Network, system code by system code, such as follows: ESPN, CNN, FOX News, Discovery Channel, SPIKE, AMC, TBS, Lifetime, A&E, Comedy, TVLand, Nickelodeon, Travel Channel, ESPN 2, USA, HLN, BET, MTV, SyFy, CMT, TLC, TNT, and FX.

Bonus Spots: Consultant and Network, at it sole discretion, may provide CLIENT additional spots as bonus spots.

Video Commercial Creation: CLIENT will create a video commercial for insertion. CLIENT is responsible for final approval of all wording, legal compliance, images, image licensing, and ultimately, the final commercial to be inserted. Commercial will also be rendered in a web version for Client to post to various online sources of viewing. All commercials are also subject to review by the Networks airing the commercial for compliance. Client is responsible for all compliance.

Telecast Dates. Network shall begin telecasting the Spots approximately 10 days after receiving approved, insert-able commercial files ("Start Date"), and shall end on a date

that is no sooner than the mutually agreed-to end date (the "End Date"). If the video commercial or ftp files are not received by a date defined by CONSULTANT then CONSULTANT may, in its sole discretion, cancel this Agreement, and retain the full amount of the compensation paid to it under this Agreement as liquidated damages, which the parties agree is a fair and reasonable calculation of the losses incurred as a result of CLIENT's failure to provide the video commercial or ftp files by the date specified herein. The video commercial shall be telecast on the Network on what is termed as an "ROS campaign". As an ROS campaign (Run of Schedule), Network establishes a mathematical protocol, the result of which defines when and on what channels the commercial will be automatically inserted. The proprietary criteria and process is created entirely by the Network, and is executed by the NETWORK. Therefore, specific dates and times and networks on-which the insertions occur are generated automatically by the digital system and its protocol. Therefore, it is impossible to provide a "schedule" or dates, times, or networks on which the ad is inserted. All runs will be identified in the monthly reports.

Network may, in its sole discretion, telecast CLIENT's video commercials to any **new cable systems added to Network** during the course of the campaign. CLIENT will not be charged for any bonus spots or network system codes.

Start Date:	To Be Determined(tentative)
End Date:	90 days from date of signing
Cutoff Date:	NA/ Ads may run for up to months.
Minimum Spots:	10,000

Reporting. Network will be inserting the commercial avails on a "ROS" (run of schedule) basis. Therefore, no reporting will be provided.

Additional Services Provided to Client: None.

Compensation: For undertaking this engagement, and for other good and valuable consideration, the Company agrees to issue to Consultant:

1. **Cash Payment:** There will be a one-time cash payment due before production will begin of $ 5000.00 (US)

a. **Restricted Shares:** In addition to the cash payment CLIENT will issue 500,000 (five Hundred Thousand) restricted shares, of the Company's Common Stock ("Common Stock" or "Compensation Shares") to be delivered to Consultant within ten (10) business days of the signing of this Agreement. Stock Certificates are required in-hand prior to the insertions start date. These shares will be issued as designated by A.S. Austin Company, Inc. A. S. Austin Company, Inc will deliver shares issuance instructions within 3 business days of the signing of this

agreement. These shares will have a combined guaranteed value of $ 50,000.00 (US). Client agrees that if the value of the shares issued pursuant to this agreement is less than $50,000.00 at the time the Consultant deposits said shares, Client will issue consultant enough additional shares to return the total value of shares issued to $ 50,000.00 and the shares will be issued pursuant to the date of agreement. This value will only be guaranteed if the consultant deposits the shares during the period of time beginning 180 days from the signing of this agreement, and ending 240 days from the signing of this agreement.

2.

The above Compensation, when issued and delivered to Consultant, will be considered fully paid and non-assessable. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the consultation leading up to the agreement, the execution of this Agreement and the ability to announce its relationship with Consultant. The above restricted shares of Common Stock issued as Compensation, therefore, constitute payment for Consultant's agreement to consult to the Company, and ensure the minimum guaranteed number of spots (10,000) are run; a) such shares of common stock are not a prepayment for additional future services. b) Should Consultant fail to deliver the minimum guarantee of 10,000 spots within three months of contract signing, a number of shares, proportional to the delivery shortfall, shall be returned to the company, c) If the Company decides to terminate this Agreement prior to the agreed termination date of this Agreement, for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Client to return any of the shares of Common Stock paid to it as the Compensation hereunder. Further, if and in the event the Company is acquired in whole or in part, during the term of this agreement, it is agreed and understood Consultant will not be requested or demanded by the Company to return any of the restricted shares of Common Stock paid to it hereunder. It is further agreed that if at any time during the term of this agreement, the Company or substantially all of the Company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any of the shares.

Interrupted or Failed Telecasts.

Any failure, interruption, or degradation in transmitting said signals, in which advertising messages have been or may be inserted, either in whole or in part, resulting from technical difficulties or failure of any of Networks' or equipment, shall be corrected by Network as soon as reasonably possible. The parties have agreed that the relationship defined herein is for the placement of advertisement spots to be aired on a run-of-system (ROS) basis, without a specific airing time or date. Thus, "make-good" runs of missed spots shall be

deemed a satisfactory resolution for any missed runs. Neither CONSULTANT nor the Network shall be liable to CLIENT or to any other party for;
(i) the payment of any fees, expenses or royalties with respect to the advertising or the materials contained therein, or
(ii) any failure to cablecast any commercial advertising for any reason, including but not limited to a malfunction or breakdown of the Networks' system.

Neither CONSULTANT nor the Network assumes any risk nor make any guarantee, express or implied, regarding the safety of tapes or other materials in its possession. Neither CONSULTANT nor the Network shall be liable for any failure or delay in performance under this Agreement, or act of God, accident, governmental or judicial control. for any losses or damages arising therefrom, because of fire, explosion, flood, strike, labor dispute, war, action or any other similar cause beyond their control.

RELATED TO OR ARISING OUT OF THIS AGREEMENT NOR SHALL AD SYSTEM BE SUBJECT TO EQUITABLE REMEDIES OR INJUNCTIVE RELIEF.

Indemnification. CLIENT warrants that its video commercial will not contain any libelous, slanderous, obscene or defamatory material, and will not, when exhibited by operator, violate or infringe upon the rights of any person, firm, or corporation, or any other party, or give rise to any adverse claim with respect to any common law or any other right (including, without limitation, any copyright, literacy, trademark, contractual, dramatic or motion picture right, or right of privacy of any person, firm, corporation, or any other party.) CLIENT further warrants that its advertising will not violate or infringe upon any music performance and/ or music synchronization rights. The Network shall have the absolute right to censor any commercial with content that it deems to be unsuitable. CLIENT shall indemnify and hold the Network harmless from and against any and all claims, damage or liability, including counsel fees and the cost and expense of any legal action, from libel, slander, invasion of privacy, improper trade practices, illegal competition, infringement or copyright or licenses, music performance and/or music synchronization rights, or any other wrongful conduct as well as any violation of laws or regulations, Federal, state or local, resulting from the transmission of material supplied or produced by CLIENT.

Representations and Warranties: CLIENT represents and warrants to CONSULTANT and the Network that

(a) CLIENT has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof;

(b) this Agreement is valid and binding upon CLIENT and enforceable against it in accordance with its terms;
(c) CLIENT is a corporation duly organized and validly existing;
(d) the execution, delivery and performance of this Agreement and the issuance of the shares of stock and the transactions contemplated under this Agreement are within CLIENT's corporate powers and have been duly authorized by all necessary corporate and stockholder action on behalf of CLIENT;
(e) CLIENT hereby guarantees that the shares of stock delivered hereunder shall be fully earned and non-assessable upon issuance as of the Effective Date.

Miscellaneous:

1. Entire Agreement. This Agreement and the documents contemplated hereunder constitute the entire agreement among the parties relating to the subject matter hereof and supersede all prior agreements, negotiations or understandings, whether oral or written, between the parties.
2. Severability. The invalidity, unenforceability, or waiver of any of the terms and conditions of this Agreement shall not invalidate or affect the remainder of this Agreement.
3. Assignment. No party shall assign, subcontract or otherwise delegate this Agreement or any of its rights, duties or obligations hereunder to any person or entity without the prior written consent of the other party. Any assignment that is made in violation of this paragraph shall be void. All of the terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective permitted successors and assigns.
4. Waiver. No course of conduct shall constitute a waiver of any of the terms or conditions of this Agreement, unless such waiver is in writing, and then only to the extent specified in such writing. The failure of any party to demand performance of any provision of, or any obligation pursuant to, this Agreement, irrespective of the length of time such failure continues, shall not be a waiver of such party's right to demand compliance in the future. No express or implied consent to or waiver of any breach of or default under this Agreement shall constitute a consent to or waiver of any other breach of or default under this Agreement.
5. Amendments. This Agreement may be amended only by the express written agreement of CONSULTANT and CLIENT.
6. Governing Law and Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego County, California, and

that each party hereto waives any objection to such venue based on forum non conveniens.

7. Survival. All representations, warranties and indemnifications made in this Agreement shall be deemed and construed to be continuing representations, warranties and indemnifications which shall survive expiration or termination of this Agreement.
8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Designation as Representative to Expand Campaign

CONSULTANT is hereby provided the role of Non- Exclusive Representative to CLIENT to take this and any other modified campaign to CONSULTANTS television alliances, including satellite networks, major cable networks, with the intent of securing a revenue share deal with those who will accept the offer, and insert the ads supporting the campaign in exchange for a fee and or a revenue share. This designation is provided for 24 months from the Start Date of the campaign. In the event of a deal with one or all of the above national or international networks, Consultant will negotiate the terms of that agreement with Client and potential partners, and will be entitled to a portion of the revenue share for its services, Additionally Consultant will be granted the opportunity to bid on any Media purchases made by company covered in this agreement.

IN WITNESS WHEREOF, the parties affix their signatures to this Agreement on the dates identified below:

For Client	**For Company**
Sean Folkson	Andrew S. Austin
President, NightFood Holdings, Inc	President, Andrew S. Austin
Date: Nov 3, 2017	Date: 11-3-2017